150 Mathilda Place, 3rd Floor, Sunnyvale, CA 94086 Phone: 1.888.512.8906 CrowdStrike.com March 22, 2021 Michael Sentonas 64 Stuart Street Longueville NSW 2066 Australia Dear Michael: Company Chief Technology Officer. If you decide to join us, you will receive an annual salary of $346,900 which will be paid in accordance with the Compa . You will report to George Kurtz Chief Executive Officer. This position is full-time and exempt. Additionally, during your employment you will be eligible to participate in our corporate bonus program, under which your initial bonus opportunity will be up to 50% of your base salary Target Bonus h corporate fiscal quarter. Target Bonus decisions are at the sole discretion of the Company. Any Target Bonus payment will be made in a lump sum no later than 60 days following the end of the applicable performance etion, prorated for the period of time you were employed plans and policies as in effect from time to time. As an employee, you will also be eligible to receive certain employee benefits, including incentive compensation plans, in accordance with the terms of such benefit plans, as in effect from time to time. The Company, in its sole discretion, has the right to amend or terminate any benefit plan, or your participation therein. RELOCATION BENEFITS Immigration In accordance with federal law, the Company will sponsor your work authorization and associated costs for the duration of your employment with the Company or until it is no longer required. The authorization. The Company will not reimburse you for personal related expenses to obtain your Exhibit 10.1

- 2 - Personal Taxes & Withholdings You will continue to be responsible for your individual income taxes, including but not limited to individual income taxes in Australia and/or the United States. You agree to indemnify and hold CrowdStrike, Inc. and its affiliates harmless from any and all claims made by any entity on account of an alleged failure by you to satisfy such obligations. The Company will not provide tax equalization, nor reimbursement for individual income tax advice or payments related to your individual income taxes. Tax Preparation The Company has engaged a mobility tax ad consultation for both Australia and the United States prior to your departure. The Tax Advisor will administer the filing of your tax return for the first two (2) applicable years for both Australia and the United States, and you are solely responsible for providing accurate information to the Tax Advisor during the consultation. CrowdStrike US and its affiliates shall have no liability or responsibility for the accuracy of the tax advice or other services provided to you by the Tax Advisor. Relocation services CrowdStrike has engaged a relocation firm to provide you and your spouse with the following services: 1. Shipment of Personal Household Goods. CrowdStrike will move, insure, and store your personal goods and furniture up to a 20-foot sea container plus up to a 500-pound air shipment to the United States. Selection of the household goods carrier and storage company will be at the discretion of the Company. The total cost of the household goods shipment, applicable storage and insurance is not to exceed $25,550.00 USD. Amounts in excess of the approved benefit will be paid directly by the employee. 2. Pet Shipment. CrowdStrike will pay for the costs of transporting your cat from Sydney, Australia to Summerlin, Nevada, not to exceed $7,500.00 USD. This payment does not cover any required inoculations, examinations, kennel/boarding, quarantine, customs or similar charges or fees. 3. Temporary Corporate Housing. The Company will provide for furnished housing in Summerlin, Nevada for 4 months upon your arrival to the US. Housing rental payments, including utilities, will be made directly by the Company. Total cost of Corporate Housing is not to exceed $37,080 or 120 nights. Any needs beyond the approved benefit will be paid directly by the employee. 4. Departure services in Sydney, Australia. The relocation firm assigned a consultant to assist with your relocation preparations in Sydney for a maximum of 30 hours. You and your spouse can utilize the authorized time as desired for services such as home preparation for lease or sale, coordinating repair, cleaning and gardening services, decluttering, cancellation of utilities, memberships and contracts, assistance with household goods inventory and paperwork for shipment 5. Settling-in services to your destination location. The relocation firm will assign a destination service consultant to assist you with settling-in services to the Las Vegas, NV area for a maximum of 3 full days. Services include area orientation (shopping, locating vehicles and fuel, local gyms, etc.), accompanied banking appointment, Social Exhibit 10.1

Exhibit 10.1

Security Number application counseling, accompanied Driver's License application appointments for you and your spouse.

6. **Permanent Home Finding.** The relocation firm will assign an agent to assist with your permanent home finding (rental or purchase) in the Las Vegas area for a maximum of 2 full days. The Company will not cover the costs related to the rent or purchase of your permanent home.
7. **Rental Car.** CrowdStrike will provide you with a rental car for the first 30 days after your arrival up to $3,000.00 USD.
8. **Relocation Travel Expenses.** CrowdStrike will provide transportation (business air, most direct route) plus reasonable expenses en route for you and your spouse from Sydney, Australia to Summerlin, Nevada as per the guidelines in the CrowdStrike Travel & Entertainment Policy.
9. **Relocation Bonus.** In addition, you will receive a Relocation Bonus of $10,000.00 USD to assist with relocation expenses from Australia to the United States. This bonus will be paid within 45 days after relocation.

**Relocation repayment**
If you voluntarily terminate your employment with CrowdStrike, prior to the completion of one (1) year from your start date in the United States, you will be required to repay all actual relocation benefits within 30 days of your departure according to the following terms:

- 100% if less than 1 year after the Transfer

Should the Company, within two (2) years, terminate your employment for reasons other than performance or "Cause" (as defined below), or require that you repatriate to Australia, then the Company will provide you and your dependent family with relocation support equivalent to your initial relocation.

"Cause" shall mean (i) acts of misconduct on the part of Employee in the course of his employment, (ii) failure or refusal by Employee to perform in any material respect his duties or responsibilities under this Agreement, (iii) misappropriation by Employee of any assets or business opportunities of the Company or the Company Group, (iv) embezzlement or fraud committed by Employee or at his direction, or with his personal knowledge, (v) Employee's conviction by a court of competent jurisdiction of, or pleading "guilty" or "no contest" to a felony or any other criminal charge (other than minor traffic violations) that has, or could be reasonably expected to have, an adverse impact on the performance of Employee's duties to the Company or other member of the Company Group or otherwise result in injury to the reputation or business of the Company or the Company Group, or (vi) Employee's breach of any material provision in this letter, or material breach of any of the Company Group's written code of conduct, code of ethics or any other material written policy or of a fiduciary duty or responsibility to the Company Group.

The Company looks forward to a beneficial and productive relationship. You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

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- 4 - The Company reserves the right to conduct periodic background investigations and/or reference checks on all of its potential and current employees. Federal law requires all companies to verify U.S. work authorization upon date of hire. Therefore, you will be required to provide to the Company documents verifying identity and work Failure to present appropriate documentation may result in your termination. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information. Specifically, you will be required to sign an acknowledgment that you have read and that you duct as set forth in the Company Handbook or other documentation that is made available to you, and which may be revised from time to time. As a condition of your employment, you are also required to sign and comply with an At- Will Employment, Confidential Information, Invention Assignment, Non-Compete, and Arbitration - which requires, among other provisions, your assignment of patent rights to any invention made during your employment at the Company, and your nondisclosure of Company confidential information. Please note that we must receive your signed At-Will Agreement before your first day of employment. If you accept our offer, your first day of employment will be within 30 business days from successful approval of work authorization, unless otherwise agreed upon by both parties. This offer letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or preemployment negotiations, whether written or oral. This offer letter, including, but not limited to, its At-Will employment provision, may not be modified or amended except by a written agreement signed by the CEO, COO, or CHRO of the Company, acting with the authority of the Board of Directors, and you. This offer of employment will terminate if it is not accepted, signed and returned by 03/22/2021. We look forward to your favorable reply and to working with you at CrowdStrike, Inc. Exhibit 10.1

- 5 - Sincerely, J.C. Herrera Chief Human Resources Officer AGREED TO AND ACCEPTED: Signature: Printed Name: Date: /s/ J.C. Herrera /s/ Michael Sentonas Michael Sentonas 3/22/2021 Exhibit 10.1